ITEM 77K ? Changes in registrant?s certifying accountant

The following information responds to Item 304 (a)(1) of Regulation S-K

(i)	On September 2, 2003, the Board of Directors of
Jennison U.S. Emerging Growth
Fund, Inc. (the ?Fund?) voted not to re-appoint
PricewaterhouseCoopers LLP, as
independent auditors for the year ending October 31, 2004.

(ii)	PricewaterhouseCoopers LLP?s report on the financial
statements for the past two
fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)	 During the Fund?s two most recent fiscal years ended
October 31, 2003, there have
been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused PricewaterhouseCoopers LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports.

(iv)	Pursuant to Item 304(a)(3) of Regulation S-K, the
Fund requested
PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. PricewaterhouseCoopers LLP has provided the letter that is attached as Exhibit 77Q1(b).

(v)	On September 2, 2003, the Fund engaged KPMG LLP as its
new independent auditors.
During the Fund?s two most recent fiscal years ended October 31, 2003, the Fund did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund?s financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (v) of
Regulation S-K.